Exhibit 23.2

BAGELL, JOSEPHS, LEVINE & COMPANY LLC
Suite J, 406 Lippincott Drive, Marlton, NJ 08053
Tel: 856.355.5900 Fax: 856.396.0022

Consent of Independent Registered Public Accounting Firm

The Board of Directors
SOKO Fitness & SPA Group, Inc.
(Formerly American Business Holdings, Inc.)

We consent to the use in the Prospectus constituting a part of this registration statement of our report dated August 27, 2009 (November 18, 2009 as to the effects of the restatement discussed in Note 19), relating to the consolidated financial statements of SOKO Fitness & SPA Group, Inc. as of May 31, 2009 and 2008.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/S/Bagell, Josephs, Levine & Company, LLC

BAGELL, JOSEPHS, LEVINE & COMPANY, LLC
Marlton, New Jersey

April 5, 2010